UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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MELLANOX TECHNOLOGIES, LTD.

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On May 24, 2018, Mellanox Technologies, Ltd. issued the following press release.

Mellanox Shareholders Overwhelmingly Support Company’s Best-in-Class Governance Proposals

Proposals Approved by Approximately 99% of Shares Voted at Extraordinary General Meeting of Shareholders

SUNNYVALE, CA. and YOKNEAM, ISRAEL – May 24, 2018 – Mellanox Technologies, Ltd. (NASDAQ: MLNX), a leading supplier of high-performance, end-to-end smart interconnect solutions for data center servers and storage systems, today announced that Mellanox shareholders have overwhelmingly voted “FOR” both best-in-class governance proposals at the Company’s extraordinary general meeting (“EGM”) with approximately 99% of all shares voted at the EGM in support of both proposals.

Commenting on the results, Mellanox issued the following statement:

We are very pleased with the outcome of the vote and thank our shareholders for their continued support. The Mellanox Board remains committed to best-in-class governance practices. Last year, an Institutional Shareholder Services (“ISS”) governance analysis recognized our Board structure, shareholder rights and audit practices as among the best in our peer group and our overall corporate governance within the top decile of all companies covered by ISS in our index or region – a testament to the strong focus we place on aligning our governance with the interests of our shareholders.

The outcome of the vote at the EGM reaffirms the Board’s decision to implement these best-in-class governance proposals, which are key elements in further aligning our governance policies with shareholder interests.

Our Board and management team value the input we have received from our shareholders, and we look forward to continuing to engage with investors in our ongoing efforts to deliver even greater shareholder value going forward.

The Company has filed final voting results with the Securities and Exchange Commission on a Form 8-K.

About Mellanox

Mellanox Technologies (NASDAQ: MLNX) is a leading supplier of end-to-end InfiniBand and Ethernet smart interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software and silicon that accelerate application runtime and maximize business results for a wide range of markets including high performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at: www.mellanox.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on Mellanox’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by Mellanox. Mellanox undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Mellanox’s business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our periodic reports on Form 10-Q.

Important Additional Information and Where You Can Find It

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of proxies in connection with the matters to be considered at the 2018 annual general meeting of shareholders (the “Annual General Meeting”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in amendment no. 1 to the Company’s preliminary proxy statement for the Annual General Meeting, filed with the SEC on May 22, 2018 and reports filed by the Company and Forms 3 and Forms 4 filed by the Company’s executive officers and directors with the SEC after May 22, 2018. These documents are available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’ s definitive proxy statement for its Annual General Meeting, including the schedules and appendices thereto.

The Company intends to furnish its definitive proxy statement and WHITE proxy card for the Annual General Meeting to each shareholder entitled to delivery of a proxy, and intends to file such definitive proxy statement and WHITE proxy card with the SEC. THE COMPANY URGES ITS SHAREHOLDERS TO CAREFULLY READ SUCH DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS THERETO), ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Copies of the definitive proxy statement, any solicitation materials and any other documents filed by the Company with the SEC will be made available free of charge at the SEC’s website at www.sec.gov. These documents will also be made available free of charge at ir.mellanox.com/sec.cfm or by contacting the Company’s proxy solicitor, MacKenzie Partners, Inc. at mlnxproxy@mackenziepartners.com.

CONTACTS

Media Contact

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko, Jeff Kauth, Kaitlin Kikalo

+1-415-869-3950 / +1-212-355-4449

or

Israel PR Contact

Galai Communications Public Relations

Jonathan Wolf, +972 3-613-52-84

yoni@galaipr.com

or

Israel IR Contact

Gelbart Kahana Investor Relations

Emanuel Kahana, +972 3-607-47-17

mano@gk-biz.com

or

Additional IR Contact

MacKenzie Partners, Inc.

Bob Marese, John Bryan

+1-212-929-5405 / +1-212-929-5735

bmarese@mackenziepartners.com / jbryan@mackenziepartners.com